                             THE QUIGLEY CORPORATION
                                 KELLS BUILDING
                             621 SHADY RETREAT ROAD
                         DOYLESTOWN, PENNSYLVANIA 18901
                                TEL. 215-345-0919
                                FAX 215-345-5920

                                                       August 22, 2005

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-6010
Attention: Jim B. Rosenberg

          Re:  The Quigley Corporation
               Form 10-K for the fiscal year ended December 31, 2004
               FILE NO. 000-21617

Ladies and Gentlemen:

     We are in receipt of your comment  letter  dated August 4, 2005.  We are in the  process  of  preparing  our  response.  We expect  to be able to  provide a response to you during the week of August 29, 2005.

                                   Sincerely,

                                   /s/ George J. Longo
                                   -------------------
                                   George J. Longo
                                   Vice President and Chief Financial Officer